Black Hills Corp. Reports Second Quarter 2015 Results

▪	Strong adjusted EPS of $0.56, a 22 percent increase compared to prior-year period

▪	Electric utilities delivered excellent operational performance and financial results

▪	Mancos Shale drilling program in southern Piceance Basin advancing

▪	Company reaffirms 2015 adjusted EPS guidance of $2.80 to $3.00

RAPID CITY, S.D. — August 4, 2015 — Black Hills Corp. (NYSE: BKH) today announced second-quarter 2015 financial results. Net income, as adjusted, was $25 million, or $0.56 per diluted share compared to net income, as adjusted of $20 million, or $0.46 per diluted share, for the same period in 2014 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided). GAAP results include a $66 million after-tax noncash impairment of crude oil and natural gas properties.

“We delivered strong operational and financial results for the second quarter, highlighted by 22 percent adjusted EPS growth over the comparable prior-year period,” said David R. Emery, chairman, president and CEO of Black Hills Corp. “We achieved excellent results at our electric utilities and coal mine, good performance in our power generation segment and made steady progress on our corporate-wide cost containment efforts. Our natural gas utilities increased earnings despite moderate weather, and benefited from customer growth and expense management. We continue to manage through a challenging commodity price environment for our oil and gas segment.

“Our oil and gas subsidiary is drilling the last of 13 horizontal Mancos Shale wells for our 2014/2015 drilling program in the southern Piceance Basin. We are completing three wells and expect to place them on production in September. Overall results from the drilling program continue to meet or exceed our expectations.

“We advanced key growth initiatives during the quarter. We commenced construction on a new 40 megawatt, $65 million, natural gas-fired turbine for Colorado Electric, closed on the previously announced northwest Wyoming utility acquisition and continued construction planning for a new 144-mile, $54 million electric transmission line. In addition, we remain focused on the cost of service gas program for our utilities and plan to file for regulatory approvals this fall.

“On July 12, Black Hills announced an agreement to acquire SourceGas Holdings LLC, uniting two growth-oriented utilities with complementary footprints. The combined company will increase our customer base by more than 55 percent and serve 1.2 million electric and natural gas utility customers in 790 communities in eight states. This is an exciting opportunity that will be meaningfully accretive to EPS in the first calendar year after closing, and delivers on our commitment to grow earnings and create long-term shareholder value. Our integration planning process is being led by an experienced team, and we intend to file for regulatory approvals by mid-August.”

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2015	2014	2015	2014
Non-GAAP:
Net income, as adjusted (non-GAAP)	$24.9	$20.3	$73.0	$69.0

Earnings per share, as adjusted, diluted (non-GAAP)	$0.56	$0.46	$1.64	$1.55

GAAP:
Net income (loss)	$(41.8)	$20.3	$(8.0)	$69.0

Earnings (loss) per share, diluted	$(0.94)	$0.46	$(0.18)	$1.55

“Given our expectations of continued low commodity prices, we have significantly reduced our forecasted oil and gas capital spending for 2016 and 2017,” continued Emery. “Furthermore, additional noncash ceiling test impairments of our oil and gas properties are likely in 2015.

“Looking ahead, we have momentum from recent progress on key growth projects and the opportunities offered by the SourceGas acquisition to drive strong earnings growth and deliver value to our customers and shareholders,” concluded Emery.

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Utilities

•
Construction commenced on a $65 million, 40 megawatt, natural gas-fired turbine at Colorado Electric’s Pueblo Airport Generating Station. The new turbine is expected to be in service by the end of 2016.

•
On July 27, Cheyenne Light, Fuel & Power recorded a new all-time electric peak load of 212 megawatts, its third new peak since June 1. The previous peak load of 198 megawatts was recorded on July 21, 2014.

•
On July 23, Black Hills Power received approval from the Wyoming Public Service Commission for a certificate of public convenience and necessity to construct a new 144-mile, $54 million electric transmission line from northeastern Wyoming to Rapid City, South Dakota. Black Hills Power received approval on Nov. 6, 2014, from the South Dakota Public Utilities Commission for a permit to construct this line. Assuming timely receipt of the remaining approvals, construction is expected to commence in the fourth quarter of 2015.

•
On July 1, the company closed the $17 million purchase of a natural gas utility with 6,700 customers in northwest Wyoming and certain nearby pipeline assets. The new gas utility customers were fully integrated onto Black Hills’ systems immediately upon closing of the transaction.

•
On June 23, Colorado Electric filed for a certificate of public convenience and necessity with the Colorado Public Utilities Commission to acquire the planned 60 megawatt Peak View Wind Project, to be located near Colorado Electric's Busch Ranch wind farm. This renewable energy project was originally submitted in response to Colorado Electric's all-source generation request on May 5, 2014. The project will be built by a wind developer and is expected to be completed in the fourth quarter of 2016. Assuming Colorado commission approval, Colorado Electric will purchase the project for approximately $101 million upon commercial operation.

Non-regulated Energy

•
The oil and gas business is drilling the last of 13 horizontal Mancos Shale natural gas wells for its 2014/2015 southern Piceance Basin drilling program. Three wells are being completed and are expected to be placed on production in September.

•	Oil and gas reduced its forecasted capital expenditures for 2016 and 2017 by a total of $215 million due to expectation of continued low commodity prices.

•
Oil and gas financial results were negatively impacted by lower received crude oil and natural gas prices, which decreased 17 percent and 44 percent, respectively, compared to the second quarter of 2014. Also due to continued low commodity prices, Oil and Gas segment for the quarter recorded a $66 million after-tax noncash impairment of crude oil and natural gas properties.

Corporate

•
On July 28, 2015, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on Aug. 18, 2015, will receive $0.405 per share, equivalent to an annual dividend rate of $1.62 per share, payable on Sept. 1, 2015.

•
On July 12, the company announced an agreement to acquire SourceGas Holdings LLC for total consideration of $1.89 billion, including reimbursement of an estimated $200 million in capital expenditures through closing and the assumption of $720 million of debt projected at closing. SourceGas operates four regulated natural gas utilities serving 425,000 customers in Arkansas, Colorado, Nebraska and Wyoming. The transaction is subject to customary closing conditions and regulatory approvals. The acquisition is expected to be completed in the first half of 2016.

•
On June 26, Black Hills extended its $500 million, unsecured revolving credit facility, including the $250 million accordion feature. The credit facility has a maturity date of June 26, 2020, with a cost of borrowing based on the company's credit rating, which is currently LIBOR plus a spread of 112.5 basis points.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in millions)
Net income (loss):
Utilities:
Electric	$17.7	$11.4	$36.6	$26.0
Gas	3.2	2.0	25.4	26.7
Total Utilities Group	20.9	13.4	62.0	52.7

Non-regulated Energy:
Power generation	7.5	7.2	15.7	15.3
Coal mining	3.0	2.1	6.1	4.5
Oil and gas (a) (b)	(71.2)	(1.2)	(90.3)	(2.6)
Total Non-regulated Energy Group	(60.6)	8.1	(68.6)	17.2

Corporate and Eliminations (c)	(2.1)	(1.1)	(1.4)	(0.8)

Net income (loss)	$(41.8)	$20.3	$(8.0)	$69.0

(a)	Financial results for the three and six months ended June 30, 2015 included non-cash after-tax ceiling test impairments of $63 million and $77 million, respectively.

(b)	Financial results for the three and six months ended June 30, 2015 included a non-cash after-tax impairment to equity investments of $3.4 million.
(c) Financial results for the three and six months ended June 30, 2015 included acquisition costs of $0.5 million and $0.3 million respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Weighted average common shares outstanding (in thousands):
Basic	44,617	44,399	44,579	44,365
Diluted	44,617	44,588	44,579	44,571

Earnings per share:
Basic -
Total Basic Earnings Per Share	$(0.94)	$0.46	$(0.18)	$1.56

Diluted -
Total Diluted Earnings Per Share	$(0.94)	$0.46	$(0.18)	$1.55

2015 EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its guidance for 2015 earnings, as adjusted, to be in the range of $2.80 to $3.00 per share.

CORRECTION OF IMMATERIAL ERRORS

In preparing our condensed consolidated financial statements for the quarter ended June 30, 2015, we identified immaterial errors that impacted our previously issued condensed consolidated financial statements. The prior period errors originated in the year ended December 31, 2008 and related to our oil and gas full cost ceiling impairment calculation to determine whether the net book value of our oil and gas properties exceeded the ceiling. Specifically, the errors related to evaluating and correctly accounting for the treatment of tax related amounts associated with the calculation. The original errors identified caused an understatement of 2008, 2009, 2012 and Q1 2015 noncash ceiling test impairment calculations, which resulted in an overstatement of depletion expense from 2009 through March 31, 2015, and an understatement of the 2012 gain on sale of oil and gas properties.
The revisions for the corrections noted above are reflected in the financial information included herein. Prior to the filing of our form 10-Q for the second quarter of 2015, a form 10-K/A for 2014 and form 10-Q/A for first quarter of 2015 will be filed to reflect the immaterial revisions.
CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Wednesday, Aug. 5, 2015, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 866-544-7741 if calling within the United States. International callers can call 724-498-4407. All callers need to enter the pass code 62446634 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Wednesday, Aug. 26, 2015, at 855-859-2056 in the United States and at 404-537-3406 for international callers. The replay pass code is 62446634.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles (GAAP), the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to Non-GAAP adjustment reconciliation table below. Net income (loss), as adjusted, is defined as Net income (loss), adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these Non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel, purchased power and cost of gas sold. Gross margin for our Gas Utilities is calculated as operating revenues less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except per share amounts)	2015		2014		2015		2014
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Net income (loss) (GAAP)	$(41.8)	$(0.94)	$20.3	$0.46	$(8.0)	$(0.18)	$69.0	$1.55
Adjustments, after-tax:
Ceiling test impairment	62.8	1.41	—	—	77.3	1.73	—	—
Impairment of equity investments	3.4	0.08	—	—	3.4	0.08	—	—
Acquisition costs	0.5	0.01	—	—	0.3	0.01	—	—
Rounding	—	—	—	—	—		—	—
Total adjustments	66.8	1.50	—	—	81.0	1.82	—	—

Net income (loss), as adjusted (non-GAAP)	$24.9	$0.56	$20.3	$0.46	$73.0	$1.64	$69.0	$1.55

BUSINESS UNIT PERFORMANCE SUMMARY

Business Group highlights for the three months ended June 30, 2015, compared to the three months ended June 30, 2014, are discussed below. The following business group and segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Utilities Group

Net income (loss) for the Utilities Group for the second quarter ended June 30, 2015, was $21 million, compared to $13 million in 2014.

Electric Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2015	2014	2015 vs. 2014	2015	2014	2015 vs. 2014
	(in millions)
Gross margin	$104.3	$88.1	$16.2	$212.9	$183.5	$29.4

Operations and maintenance	43.8	40.3	3.5	87.8	82.9	4.9
Depreciation and amortization	20.5	19.3	1.2	41.6	38.4	3.2
Operating income	39.9	28.6	11.3	83.5	62.3	21.2

Interest expense, net	(13.6)	(11.8)	(1.8)	(27.4)	(23.8)	(3.6)
Other (income) expense, net	0.2	0.4	(0.2)	0.2	0.6	(0.4)
Income tax benefit (expense)	(8.9)	(5.7)	(3.2)	(19.7)	(13.1)	(6.6)
Net income (loss)	$17.7	$11.4	$6.3	$36.6	$26.0	$10.6

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating Statistics:
Retail sales - MWh	1,164,423	1,129,536	2,406,786	2,312,730
Contracted wholesale sales - MWh	64,896	71,999	149,167	167,227
Off-system sales - MWh	284,376	261,926	581,355	599,824
Total electric sales - MWh	1,513,695	1,463,461	3,137,308	3,079,781

Total gas sales - Cheyenne Light - Dth	986,759	855,766	2,899,032	2,711,264

Regulated power plant availability:
Coal-fired plants (b)	96.4%	84.8%	93.8%	90.1%
Other plants (a) (c)	93.7%	89.9%	94.7%	84.0%
Total availability	94.7%	87.7%	94.4%	86.6%

(a)	The six months ended June 30, 2014, reflects an unplanned outage due to a turbine bearing replacement and combustor upgrade at Pueblo Airport Generation Station.

(b)	The three and six months ended June 30, 2014, reflect a planned annual outage at Neil Simpson II and an unplanned outage for a catalyst repair at Wygen III.

(c)	The three and six months ended June 30, 2014, include a planned outage at Ben French CT's #1 and #2 for a controls upgrade.

Second Quarter 2015 Compared with Second Quarter 2014

Gross margin increased primarily due to a return on additional investment in our generating facilities which increased gross margins by $10.6 million compared to the same period in the prior year. Electric margins were favorably impacted by higher retail load and demand that increased megawatt hours sold driving an increase of $1.8 million. Gas margins at Cheyenne Light were favorably impacted by our MGTC system acquisition increasing margins by $0.7 million. An increase in wholesale megawatt hours sold resulted in an increase of $1.2 million. Partially offsetting these increases was a negative weather impact on electric residential retail margins of $0.6 million primarily driven by a 2 percent decrease in heating degree days compared to the same period in the prior year.

Operations and maintenance increased primarily due to costs related to Cheyenne Prairie, which was placed into commercial service on Oct. 1, 2014, and an increase in employee costs.

Depreciation and amortization increased primarily due to a higher asset base driven by the addition of Cheyenne Prairie, which was placed into commercial service on Oct. 1, 2014.

Interest expense, net increased primarily due to interest costs from the $160 million of permanent financing placed during the fourth quarter of 2014 for Cheyenne Prairie.

Income tax benefit (expense): The effective tax rate is comparable to the prior year.

Gas Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2015	2014	2015 vs. 2014	2015	2014	2015 vs. 2014
	(in millions)
Gross margin	$46.1	$46.6	$(0.5)	$127.6	$131.4	$(3.8)

Operations and maintenance	30.9	33.5	(2.6)	66.3	68.8	(2.5)
Depreciation and amortization	7.4	6.5	0.9	14.4	13.1	1.3
Operating income	7.9	6.6	1.3	46.9	49.5	(2.6)

Interest expense, net	(3.6)	(3.7)	0.1	(7.4)	(7.6)	0.2
Other expense (income), net	—	—	—	—	—	—
Income tax benefit (expense)	(1.2)	(0.9)	(0.3)	(14.1)	(15.2)	1.1
Net income (loss)	$3.2	$2.0	$1.2	$25.4	$26.7	$(1.3)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating Statistics:
Total gas sales - Dth	6,461,309	7,630,168	31,928,269	36,780,872
Total transport volumes - Dth	14,903,408	14,746,852	34,718,633	36,024,918

Second Quarter 2015 Compared with Second Quarter 2014

Gross margin decreased primarily due to a $0.7 million impact from milder weather than in the same period in the prior year. Heating degree days were 14 percent lower for the three months ended June 30, 2015, compared to the same period in the prior year and 10 percent lower than normal in the current year, compared to 5 percent higher than normal in the prior year. Partially offsetting this weather impact was a $0.3 million increase from year over year customer growth.

Operations and maintenance decreased due to lower allowance for uncollectible account expense, lower employee costs and lower operating expenses.

Depreciation and amortization increased primarily due to a higher asset base than the same period in the prior year.

Income tax benefit (expense): The effective tax rate decreased as a result of a favorable state tax true-up adjustment.

Non-Regulated Energy Group

Net income (loss) from the Non-regulated Energy group for the three months ended June 30, 2015, was $(61) million, compared to Net income (loss) of $8.1 million for the same period in 2014.

Power Generation

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2015	2014	2015 vs. 2014	2015	2014	2015 vs. 2014
	(in millions)
Revenue	$22.3	$22.0	$0.3	$45.0	$44.3	$0.7

Operations and maintenance	8.5	8.7	(0.2)	16.3	16.4	(0.1)
Depreciation and amortization	1.1	1.2	(0.1)	2.2	2.4	(0.2)
Operating income	12.7	12.1	0.6	26.4	25.6	0.8

Interest expense, net	(0.8)	(0.9)	0.1	(1.7)	(1.9)	0.2
Other (income) expense, net	—	—	—	—	—	—
Income tax benefit (expense)	(4.4)	(4.0)	(0.4)	(9.1)	(8.4)	(0.7)
Net income (loss)	$7.5	$7.2	$0.3	$15.7	$15.3	$0.4

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	97.4%	98.7%	97.8%	99.0%
Gas-fired plants	99.0%	99.2%	99.0%	98.5%
Total availability	98.6%	99.1%	98.7%	98.6%

Second Quarter 2015 Compared with Second Quarter 2014

Revenue was comparable to the prior year reflecting an increase in PPA pricing and an increase in fired-hours and megawatt hours sold, offset by the net effect of the expiration of the CTII PPA and subsequent economy energy PPA.

Operations and maintenance was comparable to the same period in the prior year.

Depreciation and amortization was comparable to the same period in the prior year. The generating facility located in Pueblo, Colorado, is accounted for as a capital lease under GAAP; therefore, depreciation expense for the original cost of the facility is recorded at the Electric Utility segment.

Income tax benefit (expense): The effective tax rate was higher in 2015 primarily due to an unfavorable state tax true-up adjustment .

Coal Mining

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2015	2014	2015 vs. 2014	2015	2014	2015 vs. 2014
	(in millions)
Revenue	$16.7	$14.7	$2.0	$32.7	$30.1	$2.6

Operations and maintenance	10.7	10.0	0.7	20.6	20.2	0.4
Depreciation, depletion and amortization	2.5	2.6	(0.1)	5.0	5.3	(0.3)
Operating income (loss)	3.6	2.1	1.5	7.1	4.7	2.4

Interest (expense) income, net	(0.1)	(0.1)	—	(0.2)	(0.2)	—
Other income (expense), net	0.5	0.6	(0.1)	1.1	1.2	(0.1)
Income tax benefit (expense)	(1.0)	(0.5)	(0.5)	(2.0)	(1.2)	(0.8)
Net income (loss)	$3.0	$2.0	$1.0	$6.1	$4.5	$1.6

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating Statistics:	(in thousands)
Tons of coal sold	1,076	1,063	2,095	2,150
Cubic yards of overburden moved	1,392	1,010	2,805	1,920

Revenue per ton	$15.54	$13.79	$15.59	$14.03

Second Quarter 2015 Compared with Second Quarter 2014

Revenue increased primarily due to a 13 percent increase in price per ton sold, and a 1 percent increase in tons sold. The increase in pricing was driven by the price re-opener on a coal contract with the third-party operator of the Wyodak plant which became effective in the third quarter of 2014, partially offset by contract price adjustments based on actual mining costs. Approximately 50 percent of the mine's production is sold under contracts that include price adjustments based on actual mining costs, including income taxes.

Operations and maintenance increased primarily due to materials and outside services for major maintenance on processing equipment and an increase in royalties driven by increased revenues, partially offset by lower fuel costs.

Income tax benefit (expense): The effective tax rate in 2015 was higher due primarily to the reduced impact of the tax benefit of percentage depletion.

Oil and Gas

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2015	2014	2015 vs. 2014	2015	2014	2015 vs. 2014
	(in millions)
Revenue	$12.3	$15.1	$(2.8)	$23.6	$30.0	$(6.4)

Operations and maintenance	11.0	10.2	0.8	21.9	21.4	0.5
Depreciation, depletion and amortization	8.8	6.6	2.2	16.3	12.4	3.9
Impairment of long-lived assets	94.5	—	94.5	116.5	—	116.5
Operating income (loss)	(102.0)	(1.6)	(100.4)	(131.2)	(3.7)	(127.5)

Interest income (expense), net	(0.5)	(0.4)	(0.1)	(0.9)	(0.9)	—
Other (income) expense, net	—	—	—	(0.2)	0.1	(0.3)
Impairment of equity investments	(5.2)	—	(5.2)	(5.2)	—	(5.2)
Income tax benefit (expense)	36.4	0.8	35.6	47.1	1.9	45.2
Net income (loss)	$(71.2)	$(1.2)	$(70.0)	$(90.3)	$(2.7)	$(87.6)

	Three Months Ended June 30,		Percentage Increase	Six Months Ended June 30,		Percentage Increase
	2015	2014	(Decrease)	2015	2014	(Decrease)
Operating Statistics:
Bbls of crude oil sold	98,905	92,228	7%	179,635	166,490	8%
Mcf of natural gas sold	2,701,721	1,840,826	47%	4,955,763	3,600,790	38%
Bbls of NGL sold	33,271	42,003	(21)%	62,041	69,044	(10)%
Mcf equivalent sales	3,494,780	2,646,210	32%	6,405,823	5,013,992	28%

Depletion expense/Mcfe	$2.22	$2.01	10%	$2.21	$1.95	13%

Average hedged price received (a)(b)
Crude Oil (Bbl)	$65.09	$78.18	(17)%	$65.88	$84.56	(22)%
Natural Gas (MMcf)	$1.79	$3.17	(44)%	$1.98	$3.25	(39)%
Natural Gas Liquids (Bbl)	$19.82	$33.76	(41)%	$17.00	$39.74	(57)%

Average well-head price
Crude Oil (Bbl)	$47.43	$88.81	(47)%	$44.22	$89.68	(51)%
Natural Gas (MMcf)	$0.80	$2.80	(71)%	$0.92	$3.00	(69)%
__________

(a)	Net of hedge settlement gains and losses.

(b)
Ceiling test impairments of $95 and $117 million were recorded for the three and six months ended June 30, 2015. If crude oil and natural gas prices remain at or near the current low levels, additional ceiling impairment charges could occur in 2015.

Second Quarter 2015 Compared with Second Quarter 2014

Revenue decreased primarily due to lower commodity prices for both crude oil and natural gas resulting in a 17 percent decrease in the average hedged price received for crude oil sold, and a 44 percent decrease in the average hedged price received for natural gas sold. A production increase of 32 percent, driven primarily by three new Piceance Mancos Shale wells placed on production in the first quarter of 2015, partially offset the decrease in prices.

Operations and maintenance increased primarily due to higher lease and field operation expenses from non-operated wells and water haulage, partially offset by lower production taxes and ad valorem taxes on lower revenue.

Depreciation, depletion and amortization increased primarily due to a higher depletion rate applied to greater production.

Impairment of long-lived assets represents a non-cash write-down in the value of our natural gas and crude oil properties driven by low natural gas prices. The write-down reflected a 12 month average NYMEX price of $3.39 per Mcf, adjusted to $2.14 per Mcf at the wellhead, for natural gas, and $71.68 per barrel, adjusted to $63.76 per barrel at the wellhead, for crude oil.

Impairment of equity investments represents a $5.2 million non-cash write-down in equity investments related to interests in a pipeline and gathering system. The impairment resulted from continued declining performance, market conditions and a change in view of the economics of the facilities that we considered to be other than temporary.

Income tax (expense) benefit: The effective tax rate in 2015 was lower due to a reduced favorable impact of the tax effect of the percentage depletion deduction compared to the same period in the prior year.

Corporate Activities

Second Quarter 2015 Compared with Second Quarter 2014

Net loss for Corporate activity was $2.1 million for the three months ended June 30, 2015, compared to net loss of $1.1 million for the three months ended June 30, 2014. The variance from the prior year was primarily due to higher corporate expenses, primarily driven by costs related to the SourceGas acquisition occurring during the three months ended June 30, 2015, compared to the three months ended June 30, 2014.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) is a growth-oriented, vertically-integrated energy company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 792,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company also generates wholesale electricity and produces natural gas, crude oil and coal. Black Hills Corp.'s more than 2,000 employees form partnerships and produce positive results for our customers, communities and shareholders. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2015 earnings guidance and anticipated benefits of the acquisition of SourceGas Holdings LLC. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2014 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to obtain regulatory approval to include additional generation in rate base in the future, and to implement a cost of service gas program;

•	Our ability to obtain regulatory approval to construct a 144-mile electric transmission line;

•	Our ability to receive regulatory approvals for announced acquisitions and to successfully close and implement the transactions;

•	Our ability to complete our capital program in a cost-effective and timely manner, including our ability to successfully develop our Mancos Shale gas reserves;

•	Our ability to provide accurate estimates of proved crude oil and gas reserves and future production and associated costs;

•
The impact of the volatility and extent of changes in commodity prices on our earnings and the underlying value of our oil and gas assets, including the possibility that we may be required to take impairment charges under the SEC's full cost ceiling test for natural gas and oil reserves; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended June 30, 2015	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$169.8	$79.4	$1.7	$9.1	$12.3	$—	$—	$—	$—	$272.3
Intercompany revenue	2.5	—	20.6	7.7	—	55.6	—	0.6	(86.9)	—
Fuel, purchased power and cost of gas sold	68.0	33.3	—	—	—	—	1.2	—	(28.6)	73.8
Gross margin	104.3	46.1	22.3	16.7	12.3	55.5	(1.2)	0.6	(58.3)	198.4

Operations and maintenance	43.8	30.9	8.5	10.7	11.0	54.2	—	—	(56.3)	102.8
Depreciation, depletion and amortization	20.5	7.4	1.1	2.5	8.8	2.1	(3.3)	3.1	(2.1)	40.1
Impairment of long-lived assets	—	—	—	—	94.5	—	—	—	—	94.5
Operating income (loss)	39.9	7.9	12.7	3.6	(101.9)	(0.8)	2.1	(2.5)	0.1	(38.9)

Interest expense, net	(14.4)	(3.8)	(1.0)	(0.1)	(0.5)	(12.3)	—	—	13.4	(18.9)
Interest income	0.8	0.2	0.2	—	0.1	11.9	—	—	(13.0)	0.3
Other income (expense)	0.2	—	—	0.5	—	9.3	—	—	(9.6)	0.4
Impairment of equity investments	—	—	—	—	(5.2)	—	—	—	—	(5.2)
Income tax benefit (expense)	(8.9)	(1.2)	(4.4)	(1.0)	36.4	(0.8)	(0.8)	0.9	—	20.3
Net income (loss)	$17.7	$3.2	$7.5	$3.0	$(71.2)	$7.3	$1.3	$(1.6)	$(9.2)	$(41.8)

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Six Months Ended June 30, 2015	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim(a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$352.7	$317.1	$3.7	$17.2	$23.6	$—	$—	$—	$—	$714.2
Intercompany revenue	5.9	—	41.3	15.5	—	112.9	—	1.2	(176.8)	—
Fuel, purchased power and cost of gas sold	145.7	189.5	—	—	—	0.1	2.3	—	(58.4)	279.2
Gross margin	212.9	127.6	45.0	32.7	23.6	112.8	(2.3)	1.2	(118.3)	435.1

Operations and maintenance	87.8	66.3	16.3	20.6	21.9	109.0	—	—	(114.0)	207.9
Depreciation, depletion and amortization	41.6	14.4	2.2	5.0	16.3	4.2	(6.5)	6.1	(4.2)	79.1
Impairment of long-lived assets	—	—	—	—	116.5	—	—	—	—	116.5
Operating income (loss)	83.5	46.9	26.4	7.1	(131.1)	(0.4)	4.3	(4.9)	(0.1)	31.6

Interest expense, net	(29.3)	(7.7)	(2.1)	(0.2)	(1.1)	(24.7)	—	—	26.8	(38.3)
Interest income	1.9	0.3	0.4	—	0.2	23.8	—	—	(26.0)	0.7
Other income (expense)	0.2	—	—	1.1	(0.2)	39.5	—	—	(40.1)	0.5
Impairment of equity investments	—	—	—	—	(5.2)	—	—	—	—	(5.2)
Income tax benefit (expense)	(19.7)	(14.1)	(9.1)	(2.0)	47.1	0.2	(1.6)	1.8	—	2.6
Net income (loss)	$36.6	$25.4	$15.7	$6.1	$(90.3)	$38.3	$2.7	$(3.1)	$(39.3)	$(8.0)

	Consolidating Income Statement
Three Months Ended June 30, 2014	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$158.7	$102.5	$1.2	$5.6	$15.2	$—	$—	$—	$—	$283.3
Intercompany revenue	3.2	—	20.8	9.1	—	55.4	—	0.5	(88.9)	—
Fuel, purchased power and cost of gas sold	73.8	55.9	—	—	—	0.1	1.0	—	(29.5)	101.4
Gross margin	88.1	46.6	22.0	14.7	15.2	55.4	(1.0)	0.5	(59.4)	181.9

Operations and maintenance	40.3	33.4	8.8	10.2	10.3	53.0	—	—	(57.2)	98.5
Depreciation, depletion and amortization	19.3	6.6	1.2	2.6	6.6	1.8	(3.3)	3.2	(1.8)	36.1
Operating income (loss)	28.6	6.6	12.1	2.0	(1.7)	0.5	2.2	(2.6)	(0.4)	47.3

Interest expense, net	(12.9)	(3.9)	(1.0)	(0.2)	(0.7)	(12.7)	—	—	14.2	(17.2)
Interest income	1.3	0.2	0.2	—	0.2	12.3	—	—	(13.6)	0.6
Other income (expense)	0.3	—	—	0.7	0.1	4.6	—	—	(5.1)	0.6
Income tax benefit (expense)	(5.9)	(0.9)	(4.1)	(0.5)	0.9	(0.9)	(0.8)	1.0	0.1	(11.0)
Net income (loss)	$11.4	$2.0	$7.2	$2.1	$(1.2)	$4.0	$1.4	$(1.7)	$(4.8)	$20.3

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Six Months Ended June 30, 2014	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$336.8	$361.8	$2.5	$12.2	$30.0	$—	$—	$—	$—	$743.4
Intercompany revenue	7.2	—	41.8	17.9	—	112.1	—	1.0	(180.0)	—
Fuel, purchased power and cost of gas sold	160.5	230.4	—	—	—	0.1	2.0	—	(61.2)	331.8
Gross margin	183.5	131.4	44.3	30.1	30.0	112.1	(2.0)	1.0	(118.9)	411.6

Operations and maintenance	82.9	68.8	16.4	20.2	21.4	107.3	—	—	(114.3)	202.6
Depreciation, depletion and amortization	38.4	13.1	2.4	5.3	12.2	3.5	(6.5)	6.4	(3.5)	70.9
Operating income (loss)	62.3	49.5	25.6	4.7	(3.4)	1.2	4.5	(5.3)	(1.0)	138.1

Interest expense, net	(26.4)	(8.0)	(2.2)	(0.3)	(1.4)	(25.6)	—	—	29.1	(34.7)
Interest income	2.6	0.4	0.3	—	0.5	24.8	—	—	(27.7)	1.0
Other income (expense)	0.6	—	—	1.2	0.1	33.3	—	—	(33.7)	1.5
Income tax benefit (expense)	(13.1)	(15.2)	(8.4)	(1.2)	1.6	(0.9)	(1.7)	2.0	0.1	(36.7)
Net income (loss)	$26.0	$26.7	$15.3	$4.5	$(2.6)	$32.9	$2.9	$(3.4)	$(33.2)	$69.0

Investor Relations:
Jerome E. Nichols
Phone	605-721-1171
Email	investorrelations@blackhillscorp.com

Media Contact:
24-hour Media Assistance	866-243-9002